Exhibit 10.3
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) shall be effective as of March 30, 2011 (the “Commencement Date”) by and between WellTek, Inc., a Nevada corporation (the “Company”), and Peter Sidorenko (“Employee”).
ARTICLE I.
EMPLOYMENT
1.1 Employment and Title. The Company employs Employee, and Employee accepts such employment, as Senior Vice President, Operations of the Company, upon the terms and conditions set forth herein.
1.2 Duties. Subject to the power of the Board of Directors of the Company, Employee will serve as Senior Vice President, Operations and will faithfully and diligently perform the services and functions relating to such office or otherwise reasonably incident to such office, provided that all such services and functions will be reasonable and within Employee’s area of expertise. Employee will, during the term of this Agreement (or any extension thereof), devote essentially his full business time, attention and skills and reasonable best efforts to the promotion of the business of the Company. The foregoing will not be construed as preventing Employee from managing other businesses, making investments in other businesses or enterprises provided that (a) Employee agrees not to become engaged in any other business activity that interferes with his ability to discharge his duties and responsibilities to the Company and (b) Employee does not violate any other provision of this Agreement.
1.3 Location. The principal place of employment and the location of Employee’s principal office shall be in Long Island, New York; provided, however, Employee shall, when requested by the Board of Directors, or may, if he determines it to be reasonably necessary, temporarily perform outside of Long Island, New York such services as are reasonably required for the proper execution of his duties under this Agreement.
1.4 Representations. Each party represents and warrants to the other that he/it has full power and authority to enter into and perform this Agreement and that his/its execution and performance of this Agreement shall not constitute a default under or breach of any of the terms of any agreement to which he/it is a party or under which he/it is bound. Each party represents that no consent or approval of any third party is required for his/its execution, delivery and performance of this Agreement or that all consents or approvals of any third party required for his/its execution, delivery and performance of this Agreement have been obtained.
ARTICLE II.
TERM
2.1 Term. The term of Employee’s employment hereunder (the “Term”) shall commence as of the Commencement Date and shall continue through March 22, 2016 (the “Scheduled Termination Date”) unless renewed or earlier terminated pursuant to the provisions of this Agreement. Assuming all conditions of this Agreement have been satisfied and there has been no breach of the Agreement during its initial term, Employee may extend the term for an additional three (3) year term at Employee’s election (“Extended Term”).

ARTICLE III.
COMPENSATION
3.1 Salary. As compensation for the services to be rendered by Employee, the Company shall pay Employee, during the Term of this Agreement, an annual base salary of not less than Eighty Four Thousand Dollars ($84,000.00), which base salary shall accrue monthly (prorated for periods less than a month) and shall be paid in equal monthly installments, in arrears. The base salary will be reviewed annually, or as appropriate, by the Board of Directors and may be increased at any time, but shall, at a minimum, be increased annually by the consumer price index.
3.2 Bonuses. The Employee shall be eligible for a discretionary bonus, payable within thirty (30) days of the end of each calendar quarter during the Term, in an amount up to 150% of the base salary paid to the Employee in the prior quarter (the “Bonus”). Each quarter the Board of Directors shall determine the amount of the Bonus, if any, that will be paid to the Employee.
3.3 Stock Options. Any options issued to the Employee prior to or during the Term shall vest in full in the event of the termination of employment of Employee and shall remain outstanding for the full term set forth in the option agreements.
3.4 Benefits. Employee shall be entitled and the Company shall pay for the same medical, hospital, pension, profit sharing, dental and life insurance coverage and benefits as are available to the Company’s most senior executive officers on the Commencement Date together with the following additional benefits:
(a) A $1,000 monthly automobile allowance, inclusive of reimbursement for all fuel, oil, maintenance, insurance and upkeep costs associated with such vehicle.
(b) The Company’s normal vacation allowance for all employees who are executive officers of the Company, but not less than four (4) weeks annually, with the option to carry over unused vacation days. Employee shall have the option to be paid for unused vacation days, either at the end of each year hereunder or at the end of the Term hereof.
(c) The Employee will be entitled to participate in any benefit plan or program of the Company which may currently be in place or implemented in the future.
(d) During the Term, Employee will be entitled to receive, in addition to and not in lieu of base salary, bonus or other compensation, such as other benefits as the Company may provide for its officers in the future.

WORKING FACILITIES, EXPENSES AND INSURANCE
3.5 Working Facilities and Expenses. Employee shall be furnished with an office at the principal executive offices of the Company, or at such other location as agreed to by Employee and the Company, and other working facilities and secretarial and other assistance suitable to his position and reasonably required for the performance of his duties hereunder. The Company shall reimburse Employee for all of Employee’s reasonable expenses incurred while employed and performing his duties under and in accordance with the terms and conditions of this Agreement, subject to Employee’s full and appropriate documentation, including, without limitation, receipts for all such expenses in the manner required pursuant to Company’s policies and procedures and the Internal Revenue Code of 1986, as amended and applicable regulations as are in effect from time to time.
3.6 Insurance. The Company may secure in its own name or otherwise, and at its own expense, life, disability and other insurance covering Employee or Employee and others, and Employee shall not have any right, title or interest in or to such insurance other than as expressly provided herein. Employee agrees to assist the Company in procuring such insurance by submitting to the usual and customary medical and other examinations to be conducted by such physicians(s) as the Company or such insurance company may designate and by signing such applications and other written instruments as may be required by any insurance company to which application is made for such insurance.
ARTICLE IV.
DEATH, ILLNESS OR INCAPACITY
4.1 Death. In the event of the death of the Employee, the Company shall pay to the estate or other legal representative of the Employee the base salary (at the annual rate then in effect) accrued to the date of the Employee’s death and not theretofore paid to the Employee, and an additional twenty-four (24) months of base salary and quarterly bonus payments, as a death benefit. At the election of the estate of other legal representative, such payments may be made in a lump sum within ninety (90) days of election, or as continued salary and bonus payments. The additional bonus payments shall be calculated by reference to the average quarterly bonuses received by Employee during the two (2) years immediately prior to such termination, or such shorter period of time if the Commencement Date is less than two (2) years prior to the date of death. Rights and benefits of the estate or other legal representative of the Employee under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.
4.2 Disability. During any time Employee suffers from a Disability (as defined below), the employment of the Employee may be terminated by the Company or the Employee. In the event of such termination, the Company shall pay to the Employee on a monthly basis, for a period of twenty-four (24) months following termination, the difference between Employee’s monthly base salary at the time of termination and any monthly disability pay benefits received by Employee. Employee shall also be entitled to annual bonus payments for a period of twenty-four (24) months following termination, calculated by reference to the average quarterly bonuses received by Employee during the two (2) years immediately prior to such termination, or such shorter period of time if the Commencement Date is less than two (2) years prior to the date of such termination. At the election of Employee or his legal representative, such payments may be made in a lump sum within ninety (90) days of election, or as continued salary and bonus payments. Rights and benefits of the Employee under the other benefit plans and programs of the Company shall be determined in accordance with the terms and provisions of such plans and programs.

For purposes hereof, the terms “disabled” or “disability” shall mean the inability of Executive to perform all or substantially all of the duties and obligations contemplated by or required under this Agreement as a result of an accident, illness, disease, or injury, for a period of ninety (90) consecutive days, or any one hundred eighty (180) days in any twelve (12) consecutive months.
ARTICLE V.
CONFIDENTIALITY
5.1 Confidentiality. During the Term of this Agreement and thereafter, Employee shall not divulge, communicate, use to the detriment of the Company, or for the benefit of any other business, firm, person, partnership or corporation, or otherwise misuse any information pertaining to the Company including, without limitation, all (i) data or trade secrets, including secret processes, formulas or other technical data (ii) production methods; (iii) customer lists; (iv) personnel lists; (v) proprietary information; (vi) financial or corporate records; (vii) operational, sales, promotional and marketing methods and techniques; (viii) development ideas, acquisition strategies and plans; (ix) financial information and records; (x) “know-how” and methods of doing business; and (xi) computer programs, including source codes and/or object codes and other proprietary, competition-sensitive or technical information or secrets developed with or without the help of Employee (collectively “Confidential Information”). Employee acknowledges that any such information or data he may have acquired was received in confidence and by reason of his relationship to the Company. Confidential Information, data or trade secrets shall not include any information which: (a) at the time of disclosure is within the public domain; (b) after disclosure becomes a part of the public domain or generally known within the industry through no fault, act or failure to act, error, effort or breach of this Agreement by Employee; (c) is known to the recipient at the time of disclosure; (d) is subsequently discovered by Employee independently of any disclosure by the Company; (e) is required by order, statute or regulation, of any governmental authority to be disclosed to any federal or state agency, court or other body; or (f) is obtained from a third party who has acquired a legal right to possess and disclose such information.
5.2 Records. All documents, papers, materials, notes, books, correspondence, drawings and other written and graphic records relating to the Company’s business which Employee shall prepare or use, or come into contact with, shall be and remain the sole property of the Company and, effective immediately upon the termination of the Employee’s employment with the Company for any reason, shall not be removed from the Company’s premises without the Company’s prior written consent and any such documents, papers, materials, notes, books, correspondence, drawings and other written and graphic records upon request shall be returned to the Company.

ARTICLE VI.
TERMINATION
6.1 Termination For Cause. This Agreement and the employment of Employee may be terminated by the Company “For Cause” under any one of the following circumstances:
(a) Employee has committed any material act of fraud, misappropriation or theft against the Company.
(b) Employee’s default breach of any material provision of this Agreement; provided, that Employee shall not be in default hereunder unless (i) he shall have failed to cure such default or breach within thirty (30) days of written notice thereof by the Company to Employee or (ii) Employee shall have duly received notice of at least three (3) prior instances of such breach or default (whether or not cured by Employee).
(c) Employee engages in willful misconduct in the performance of his duties hereunder; provided, that Employee shall not be in default hereunder unless (i) he shall have failed to cure such default or breach within fifteen (15) days of written notice thereof by the Company to Employee, or (ii) Employee shall have duly received notice of at least three (3) prior instances of such breach or default (whether or not cured by Employee).
(d) At the election of the Employee.
A termination For Cause under this Section 7.1 shall be effective upon the date set forth in a written notice of termination delivered to Employee.
6.2 Termination Without Cause. This Agreement and the employment of the Employee may be terminated “Without Cause” as follows:
(a) By mutual agreement of the parties hereto.
(b) Upon termination by the Company for any reason other than described in Sections 5.1, 5.2 or 7.1 or the removal of Employee from the office of CEO of the Company or in the event the Company fails to afford Employee the power and authority generally commensurate with the position of CEO.
A termination Without Cause under Section 7.4(b) hereof shall be effective upon the date set forth in a written notice of termination delivered in accordance with the notice provisions of such sections. A termination Without Cause under Section 7.2(a) shall be automatically effective upon the date of mutual agreement.
6.3 Effect of Termination For Cause. If Employee’s employment is terminated “For Cause” pursuant to Section 7.1:
(a) Employee shall be entitled to accrued base salary and benefits under Sections 3.1 and 3.4, respectively, through the date of termination.

(b) Employee shall be entitled to accrued bonuses under Section 3.2 hereof through the date of termination.
(c) Employee shall be entitled to reimbursement for expenses accrued through the date of termination in accordance with the provisions of Section 4.1 hereof.
(d) All unvested Option Shares granted to Employee shall be forfeited.
(e) Except as provided in Article XI, this Agreement shall thereupon terminate and cease to be of any further force or effect.
6.4 Effect of Termination Without Cause. If Employee’s employment is terminated “Without Cause” pursuant to Section 7.2:
(a) (i) If there is three (3) or more years remaining on the Team of this Agreement at the time of termination, Employee shall be paid in a lump sum amount within thirty (30) days of such termination an amount equal to the product obtained by multiplying the annual base salary then in effect times the number of years (including fractions thereof) remaining on the Term of this Agreement at the time of termination; or (h) if there is less than three (3) years remaining on the Term of this Agreement at the time of Termination, Employee shall be paid in a lump sum amount within thirty (30) days of such termination an amount equal to 2.9 times the base salary as set forth in Section 3.1.
(b) Employee shall be entitled to reimbursement for expenses accrued through the date of termination in accordance with the provisions of Section 4.1 hereof.
(c) Employee shall be entitled to receive all amounts of additional Bonuses under Section 3.2 hereof through the expiration of the Term hereof, which amounts shall be calculated by reference to the average quarterly bonuses received by Employee during the two (2) years immediately prior to such termination, or such shorter period of time if the Commencement Date is less than two (2) years prior to the date of termination.
(d) Employee shall be entitled to receive all benefits as would have been awarded under Section 3.4 hereof through the expiration of the Term hereof; which benefits shall be awarded as and when the same would have been awarded under the Agreement had it not been terminated.
(e) Except as provided in Article XI, this Agreement shall thereupon terminate and cease to be of any further force or effect.
6.5 Termination Upon Change In Control. If within a two (2) year period following any Change in Control there occurs:
(a) Any termination of the Employee, other than as set forth in Section 5.1, Section 5.2 or Section 7.1 of this Agreement;
(b) A material diminution of the Employee’s responsibilities, as compared with the Employees responsibilities immediately prior to the Change in Control;

(c) Any reduction in the sum of Employee’s base salary (as set forth in Section 3.1) or bonus (as set forth in Section 3.2) as of the date immediately prior to the Change in Control;
(d) Any failure to provide the Employee with benefits at least as favorable as those enjoyed by similarly situated senior corporate officers at the Company under the Company’s pension, life insurance, medical, health and accident, disability or other written employee plans under which the form and/or amounts of benefits are prescribed in applicable documents;
(e) Any relocation of the Employee’s principal site of employment to a location more than 25 miles from the Employee’s principal site of employment as of the date immediately prior to the Change in Control; or
(f) Any material breach of this Agreement on the part of the Company;
then, at the option of Employee, exercisable by the Employee within thirty (30) days after the occurrence of any of the foregoing events, the Employee may resign from employment with the Company (or, if involuntarily terminated, give notice of intention to collect benefits under this Agreement) by delivering a notice in writing (the “Notice of Termination”) to the Company, and shall be entitled to the severance pay and benefit continuation provisions of Section 7.4 in their entirety, provided, however, that the severance pay shall be the total of 2.9 times annual base salary then in effect and 150% of the bonus for the calendar year preceding such Notice of Termination, payable, at Employee’s option, either as salary continuation for 18 months, or in a lump sum, payable within 90 days of Employee’s election. In addition to the foregoing, the Company agrees to provide Employee with payment sufficient to provide for a gross-up of any excise, income, and other taxes resulting from imposition of the parachute penalties of the Internal Revenue Code or applicable state tax laws.
6.6 Change of Control Defined. For purposes of this Agreement, a Change of Control shall be deemed to have occurred in the event of:
(a) The acquisition by any person or entity, or group thereof acting in concert, of “beneficial” ownership (as such term is defined in Securities and Exchange Commission (“SEC”) Rule 13d-3 under the Securities Exchange Act of 1934, as amended) (the “Exchange Act”), of securities of the Company which, together with securities previously owned, confer upon such person, entity or group the voting power, on any matters brought to a vote of shareholders, of thirty percent (30%) or more of the then outstanding shares of capital stock of the Company; or
(b) The sale, assignment or transfer of assets of the Company or any subsidiary or subsidiaries, in a transaction or series of transactions, if the aggregate consideration received or to be received by the Company or any such subsidiary in connection with such sale, assignment or transfer is greater than fifty percent (50%) of the book value of the Company’s assets on a consolidated basis immediately before such transaction or the first of such transactions, as determined by the Company in accordance with generally accepted accounting principles; or

(c) The merger, consolidation, share exchange or reorganization of the Company (or one or more subsidiaries of the Company) as a result of which the holders of all of the shares of capital stock of the Company as a group would receive less than fifty percent (50%) of the voting power of the capital stock or other interests of the surviving or resulting corporation or entity; or
(d) The adoption of a plan of liquidation or the approval of the dissolution of the Company; or
(e) The commencement (within the meaning of SEC Rule 14d-2 under the Exchange Act) of a tender or exchange offer which, if successful, would result in a Change of Control of the Company; or
(f) A determination by the Board of Directors of the Company, in view of then current circumstances or impending events, that a Change of Control of the Company has occurred or is imminent, which determination shall be made for the specific purpose of triggering the operative provisions of this Agreement.
ARTICLE VII.
NON-COMPETITION AND NON-INTERFERENCE
7.1 Non-Competition. Employee agrees that during the Term of this Agreement and, in the case of a termination “For Cause”, for a period of one (1) year thereafter, Employee will not directly, indirectly, or as an agent on behalf of or in conjunction with any person, firm, partnership, corporation or other entity, own, manage, control, join, or participate in the ownership, management, operation, or control of, or be financially interested in or advise, lend money to, or be employed by or provide consulting services to, or be connected in any manner with any person engaged in the Company’s business within a 10 mile radius of any area within the United States which the Company is engaging in business or has immediate plans to engage in business.
7.2 Non-Interference. Employee agrees that during the Term of this Agreement and, in the case of a termination “For Cause,” for a period of one (1) year thereafter, Employee will not, directly, indirectly or as an agent on behalf of or in conjunction with any person, firm, partnership, corporation or other entity, induce or entice any employee of the Company to leave such employment or cause anyone else to do so.
7.3 Severability. If any covenant or provision contained in Article VIII is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision hereof.
ARTICLE VIII.
INDEMNIFICATION
8.1 Indemnification. The Company shall to the full extent permitted by law indemnify, defend and hold harmless Employee from and against any and all claims, demands, liabilities, damages, losses and expenses (including reasonable attorney’s fees, court costs and disbursements) arising out of the performance by him of his duties hereunder except in the case of his willful misconduct and will carry directors and officers’ insurance of $10,000,000 with $250,000 deductible.

ARTICLE IX.

MISCELLANEOUS
9.1 No Waivers. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement.
9.2 Notices. Any notice to be given to the Company and Employee under the terms of this Agreement may be delivered personally, by telecopy, telex or other form of written electronic transmission, or by registered or certified mail, postage prepaid, and shall be addressed as follows:

If to the Company:	1030 North Orange Avenue Suite 300 Orlando, Florida 32801

If to Employee:
Either party may hereafter notify the other in writing of any change in address. Any notice shall be deemed duly given (i) when personally delivered, (ii) when telecopied, telexed or transmitted by other form of written electronic transmission (upon confirmation of receipt) or (iii) on the third day after it is mailed by registered or certified mail, postage prepaid, as provided herein.
9.3 Severability. The provisions of this Agreement are severable and if any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby.
9.4 Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, including the survivor upon any merger, consolidation, share exchange or combination of the Company with any other entity. Employee shall not have the right to assign, delegate or otherwise transfer any duty or obligation to be performed by him hereunder to any person or entity.
9.5 Entire Agreement. This Agreement supersedes all prior and contemporaneous agreements and understandings between the parties hereto, oral or written, and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom such modification, termination or waiver is sought to be enforced. This Agreement was the subject of negotiation by the parties hereto and their counsel.

9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without reference to the conflict of law principles thereof.
9.7 Section Readings. The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.
9.8 Further Assurances. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.
9.9 Counterparts. This Agreement may be executed in counterparts, all of which taken together shall be deemed one original.
ARTICLE X.
SURVIVAL
10.1 Survival. The provisions of Articles VI, VII, IX, and X, of this Agreement shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WellTek, Inc.

By:	/s/ Mark Szporka Name: Mark Szporka
Title: Chief Financial Officer

EMPLOYEE

/s/ Peter Sidorenko

Peter Sidorenko